UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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MB Financial, Inc.

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 25, 2012

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Wednesday, June 13, 2012 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on (i) the election of five directors of the Company, (ii) an advisory (non-binding) vote on executive compensation, (iii) an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years or every three years and (iv) the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, for a frequency of ONE YEAR (meaning every year) on whether an advisory vote on executive compensation should be held every one year, every two years or every three years and FOR the ratification of the appointment of McGladrey & Pullen, LLP.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2011 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,

Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 13, 2012

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, June 13, 2012.

The Meeting is for the purpose of considering and acting upon:

1.	the election of five directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years or every three years;

4.	the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

5.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, for a frequency of ONE YEAR (meaning every year) on whether an advisory vote on executive compensation should be held every one year, every two years or every three years and FOR the ratification of the appointment of McGladrey & Pullen, LLP.

Stockholders of record at the close of business on March 28, 2012 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 25, 2012

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
June 13, 2012

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, June 13, 2012, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 25, 2012.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of five directors of the Company, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation, (iii) an advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one year, every two years or every three years and (iv) the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 25, 2012, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

All shares of the common stock, par value $0.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation, for a frequency of “one year” (meaning every year) on whether an advisory vote on executive compensation should be held every one year, every two years or every three years and for the ratification of the appointment of McGladrey & Pullen LLP.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

The Company’s by-laws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the Meeting will not be a contested election.  Therefore, directors will be elected at the Meeting under the majority voting standard described above.

Our corporate governance principles provide that in order for an incumbent director to be nominated for re-election at an annual meeting of stockholders, he or she must, prior to the filing with the Securities and Exchange Commission of the Company’s definitive proxy statement for that meeting, tender his or her irrevocable resignation to the Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, which resignation will take effect only upon (i) his or her failure to receive the required vote in an uncontested election at the meeting and (ii) the Board’s acceptance of such resignation.  Our corporate governance principles further provide that if a nominee for re-election fails to receive the required vote, the Nominating and Corporate Governance Committee must consider the director’s previously submitted irrevocable resignation and make a recommendation to the Board of Directors on whether to accept or reject such resignation.  The Board of Directors must act on the resignation within 90 days following the date of the final certification of the stockholder vote pertaining to the election, and the Company will promptly thereafter disclose the Board’s decision on whether to accept or reject the resignation and the reasons for the Board’s decision.

The advisory vote on executive compensation and the ratification of the appointment of McGladrey & Pullen LLP each requires the affirmative vote of a majority of the votes cast on the matter.  With respect to the advisory vote on the frequency of the advisory vote on executive compensation, the choice receiving the greatest number of votes –one year, two years or three years – will be the frequency that stockholders will be deemed to have approved.  Abstentions and broker non-votes will not be counted as votes cast on these matters.

The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.  Abstentions and broker non-votes will be treated as shares present for quorum purposes.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.  Your bank, broker or other nominee is prohibited from voting your shares on any matter other than ratification of the appointment of McGladrey & Pullen LLP, unless you provide instructions to the bank, broker or nominee on how to vote your shares.  You are encouraged to provide such instructions so that your shares will be voted on the other matters.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 28, 2012 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 54,837,048 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

The following table sets forth, as of March 28, 2012, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis;” and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Wellington Management Company, LLP	4,749,073	(2)	8.66
280 Congress Street
Boston, MA 02210

Columbia Wanger Asset Management, LLC	3,522,000	(3)	6.42
227 West Monroe Street Suite 3000
Chicago, IL 60606

Dimensional Fund Advisors LP	3,213,719	(4)	5.86
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	3,012,347	(5)	5.49
40 East 52nd Street
New York, NY 10022

David P. Bolger	55,871		*
Director

Robert S. Engelman, Jr.	105,089		*
Director

Mitchell Feiger	804,707		1.46
Director and President and Chief Executive Officer
of the Company; President of the Bank

Burton J. Field	182,653		*
Vice President of the Company and
President of Lease Banking of the Bank

Charles J. Gries	48,715		*
Director

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

James N. Hallene	56,226		*
Vice Chairman

Thomas H. Harvey	318,223	(6)	*
Chairman of the Board

Richard J. Holmstrom	266,203		*
Director

Karen J. May	31,815		*
Director

Susan G. Peterson	93,855		*
Executive Vice President and Chief Retail Banking Center
Officer of the Bank

Ronald D. Santo	167,786		*
Director and Former Vice President of the Company;
Chairman and Former Group President of the Bank

Renee Togher	1,584		*
Director

Brian J. Wildman	72,996		*
Executive Vice President, Wealth Management
and Commercial Services of the Bank

Jill E. York	194,819	(7)	*
Vice President and Chief Financial Officer
of the Company; Executive Vice President
and Chief Financial Officer of the Bank

Directors and executive officers as a group (18 persons)	2,684,364		4.82

________
(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares of certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings of directors and executive officers of units of the Company Common Stock fund pursuant to our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 28, 2012, as follows:  Mr. Bolger – 44,782 shares; Mr. Feiger – 361,729 shares; Mr. Field – 33,065; Mr. Gries – 2,550 shares; Mr. Hallene – 40,653 shares; Mr. Holmstrom – 52,453 shares; Ms. May – 16,356 shares; Ms. Peterson – 15,449; Mr. Santo – 64,944 shares; Mr. Wildman – 20,240; Ms. York – 92,138 shares; and all directors and executive officers as a group – 841,389 shares.  Also includes 6,651 shares underlying director stock units held by Mr. Gries.

(2)
As reported by Wellington Management Company, LLP (“Wellington”) in a Schedule 13G amendment filed with the SEC on February 14, 2012.  Wellington reported having shared voting power over 3,034,667 shares and shared dispositive power over all 4,749,073 shares.

(3)
As reported by Columbia Wanger Asset Management, LLC (“Columbia”) in a Schedule 13G amendment filed with the SEC on February 13, 2012.  Columbia reported having sole voting power over 3,219,000 shares and sole dispositive power over all 3,522,000 shares.

(4)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G filed with the SEC on February 14, 2012.  Dimensional reported having sole voting power over 3,130,322 shares and sole dispositive power over all 3,213,719 shares.

(5)
As reported by BlackRock, Inc. (“BlackRock”) in a Schedule 13G amendment filed with the SEC on February 13, 2012.  Black Rock reported having sole voting and dispositive powers over all 3,012,347 shares.

(6)	Includes 194,549 shares held with the Bank’s trust department which are pledged to secure a line of credit.
(7)	Includes 2,307 shares held with the Bank’s trust department which may be pledged to secure a line of credit.

PROPOSAL I.  ELECTION OF DIRECTORS

       The Company’s Board of Directors currently consists of ten members.  At the annual meeting of stockholders held in 2011, the Company’s stockholders approved an amendment to the Company’s charter to declassify the Company’s Board of Directors.  As a result, directors of the Company will be elected to one-year terms starting with this year’s Meeting.  The declassification will be phased-in, so that the existing terms of directors elected prior to this year’s Meeting will not be shortened.  Accordingly, directors elected at the 2011 annual meeting of stockholders (whose terms will expire at the 2014 annual meeting of stockholders) and directors elected prior to the 2011 annual meeting whose terms will expire at the 2013 annual meeting of stockholders, will continue to serve until the end of their terms.  Beginning with the 2014 annual meeting of stockholders, the entire Board will be elected annually.

The following table sets forth certain information regarding our Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has approved the nominees identified in the following table.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire

NOMINEES

David P. Bolger	55	Director	2004	2013
Robert S. Engelman, Jr.	70	Director	1993	2013
Thomas H. Harvey	51	Chairman of the Board	1995	2013
Ronald D. Santo	69	Director and Chairman of the Bank	1990	2013
Renee Togher	49	Director	2011	2013

DIRECTOR WHOSE TERMS EXPIRE IN 2013 AND 2014

Mitchell Feiger	53	Director and President and Chief Executive Officer of	1992	2013
		the Company and President of the Bank
James N. Hallene	51	Vice Chairman	2000	2013
Charles J. Gries	66	Director	2006	2013

Richard J. Holmstrom	54	Director	1998	2014
Karen J. May	54	Director	2004	2014

__________
(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

Nominees

       David P. Bolger. Mr. Bolger was the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary, a position held since early 2003.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Mr. Bolger served as a director of MF Global Holdings, Ltd. from January 2010 to November 2011.  Since January 2012, Mr. Bolger has served as a director and chairman of the audit committee of Chicago-based Ryan Specialty Group, LLC, a global organization which seeks to provide wholesale brokerage, underwriting managers and other specialty insurance services.  Mr. Bolger serves as a director of the Lincoln Park Zoo, the Chicago History Museum, World Sport Chicago, and Merit School of Music, all non-profit entities based in Chicago.  Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.  Mr. Bolger has extensive experience in commercial banking and financial reporting.  In addition, his experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chair of the Board’s Enterprise Risk Committee.

Robert S. Engelman, Jr.  Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger.  He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the merger of Coal City Corporation into Old MB Financial in February 1999.  Prior to joining Old MB Financial, Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.  Mr. Engelman is a past director of LSA Variable Trust (Allstate Insurance Company sponsored mutual fund family) and Golub and Company, a Chicago based commercial real estate development company.  Mr. Engelman serves as a Trustee of the Tesseract School in Phoenix, Arizona and is currently Chair of the Parents Advisory Board at Gettysburg College, Gettysburg, Pennsylvania.  Mr. Engelman’s career in the banking industry and his prior positions with the Company’s predecessors give him a thorough understanding of the Company’s business, and his experience in running a financial institution during a variety of operating environments make him a particularly valuable resource to the Board and management.

Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006.  Mr. Harvey is the Chief Executive Officer of Energy Innovations LLC, an energy and environmental consulting firm located in San Francisco.  He is also the Director of the American Energy Innovation Council, a consortium of prominent U.S. CEOs organized to promote new energy technology.  From 2007 through 2011, Mr. Harvey was the Founder and CEO of the ClimateWorks Foundation, the world’s largest philanthropic program dedicated to achieving low-carbon economic prosperity.  From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation.  From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.  Mr. Harvey’s executive positions with multiple non-profit organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee.  Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a non-profit organization and as the manager of multiple financial trusts.  Mr. Harvey holds undergraduate and graduate degrees in engineering from Stanford University, with a focus on large systems management.

Ronald D. Santo.  Mr. Santo is Chairman of the Bank, and, prior to his retirement in September 2008, also served as Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.  Mr. Santo’s career in the banking industry and his prior executive positions with the Company and its predecessors give him a thorough understanding of the Company’s business and invaluable institutional knowledge.

Renee Togher.  Ms. Togher was appointed as a director of the Company in August 2011.  Ms. Togher is President and a director of Chicago-based Azteca Foods, Inc., a family-owned, leading manufacturer of tortilla products.  Ms. Togher also serves on the boards of the Greater Chicago Food Depository, Illinois Manufacturer’s Association, National Museum of Mexican Art, ADL,Inc. and Mercy Hospital.  She is a past director of Access Living, Chicago.  Ms. Togher earned her Bachelor’s degree in Business Administration from the University of Illinois, Urbana-Champaign. She completed the Loyola University Family Business Next Generation Leadership Institute Program.  As President of a middle market company in the Chicago area and her strong ties to the Chicago community, Ms. Togher brings to the board valuable business operating experience and first-hand knowledge of local market conditions, which are expected to make her a valuable member of the Company’s board.  Ms. Togher was recommended for the Board of Directors of the Company by a standing Bank board member.

Standing Board Members

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and became President of the Bank in September 2010.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President.  Mr. Feiger served as President and a director of Coal City Corporation, which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in February 1999, from 1992 until the completion of that merger.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of its merger into Old MB Financial.  Mr. Feiger currently serves as a director of Calamos Asset Management, Inc. (“Calamos”) but has advised Calamos that he will not be standing for re-election as a director in 2012.  He also serves as a director of the Children’s Memorial Medical Center/Children’s Memorial Hospital Board and Community Investment Corporation Board.   Mr. Feiger has more than 25 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than ten years.  Mr. Feiger is a native of the Chicago area and earned a Masters of Business Administration from the University of Chicago.  Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of Kehe Distributors, HallStar Company, VSA Partners, and Resource Land Fund.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, the predecessor firm to CJG Partners LLP, a public accounting firm, in 1983 and currently serves as the managing partner.  From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002.  With more than 40 years of experience in public accounting and 30 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Compliance and Audit Committee.

Richard J. Holmstrom.  Mr. Holmstrom is Co-Founder and Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California.  Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States.  Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.  He is a co-founder of New Resource Bank based in San Francisco, California.  Mr. Holmstrom is a Trustee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business.  Other outside board experience includes serving as a director of the Stanford Alumni Association.  Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas.  The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Kraft Foods, Inc.  She joined Kraft Foods in October 2005.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for two large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Rosemarie Bouman.  Ms. Bouman, age 55, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

Burton J. Field.  Mr. Field, age 76, is Vice President of the Company and President of Lease Banking of the Bank.  Mr. Field also is a director of the Bank.  Prior to becoming President of Lease Banking in December 2005, Mr. Field was President of the Bank.  Mr. Field retired as a director of the Company effective December 31, 2005.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

Mark A. Heckler.  Mr. Heckler, age 48, is Executive Vice President, Risk Management and a director of the Bank.  Prior to joining the Company in 2002, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1985.  Mr. Heckler also served as Chairman of the Board of Norwood Life Care, a not-for-profit senior living facility in Chicago, and is currently a member of its Executive Committee.

Larry J. Kallembach.  Mr. Kallembach, age 55, is Executive Vice President, Operations and Technology and a director of the Bank.  Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998.  Prior to coming to MidCity Financial, he was Executive Vice President of Bank Illinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.  Mr. Kallembach is a board member of the Illinois Bankers’ Association.

Edward F. Milefchik.  Mr. Milefchik, age 47, is Executive Vice President, Commercial Banking and a director of the Bank.  Prior to joining the Company in 2008, Mr. Milefchik served as Senior Vice President at Fifth Third Bank’s Chicago affiliate and oversaw the company’s commercial banking operations in the western suburbs of Chicago.  Mr. Milefchik has 25 years of banking experience and previously served 16 years in various capacities for Bank One and its predecessor organization, American National Bank of Chicago.

Susan G. Peterson.  Ms. Peterson, age 62, is Executive Vice President and Chief Retail Banking Officer and a director of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served in various retail management positions with First Midwest Bank and Heritage Bank.

Brian J. Wildman.  Mr. Wildman, age 49, is Executive Vice President and responsible for the Bank’s Wealth Management and Commercial Services groups.  He is also a director of the Bank.  Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman is a member of the Board of Trustees of Missionary Furlough Homes, Inc.

Jill E. York.  Ms. York, age 48, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000 and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society.

Director Independence

Our Board of Directors has determined that Directors Bolger, Gries, Hallene, Harvey, Holmstrom, May, Santo and Togher are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market.

In making its determination that Directors Bolger, Hallene and May are independent directors, the Board considered the fact that the Bank and LaSalle Systems Leasing, Inc., a subsidiary of the Bank, entered into various ordinary course equipment lease transactions with MF Global Inc. a subsidiary of MF Global Holdings, Ltd (“MF Global”), Kehe Food Distributors, Inc. and Kehe Distributors, LLC (“Kehe”) and Kraft Foods, Inc. (“Kraft”).  Mr. Bolger was a director of MF Global until November 2011, Mr. Hallene is a director of Kehe and Ms. May is an executive officer of Kraft. None of Mr. Bolger, Mr. Hallene or Ms. May had any direct or indirect involvement in these transactions and none of them has received any direct or indirect compensation or other benefits from these transactions.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Compliance and Audit Committee and Organization and Compensation Committee, respectively.  In addition, the Board’s Enterprise Risk Committee works with management in connection with its efforts to manage the Company’s overall risk profile, including credit, interest rate, liquidity, operational and reputation/strategic risks.  This Committee also advises management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).  These committees regularly provide reports of their activities and recommendations to the full Board.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, Organization and Compensation, Enterprise Risk, and Nominating and Corporate Governance Committees.  During the year ended December 31, 2011, the Company’s Board of Directors met thirteen times.  During 2011, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Compliance and Audit Committee	Organization and Compensation Committee	Enterprise Risk Committee	Nominating and Corporate Governance Committee

Thomas H. Harvey(1)	Charles J. Gries(1)	Karen J. May(1)	David P. Bolger(1)	James N. Hallene(1)
Robert S. Engelman, Jr.	David P. Bolger	James N. Hallene	James N. Hallene	Thomas H. Harvey
Mitchell Feiger	Richard J. Holmstrom	Richard J. Holmstrom	Ronald D. Santo	David P. Bolger
James N. Hallene	Renee Togher	Renee Togher	Charles J. Gries
Richard J. Holmstrom

(1) Committee Chair

Executive Committee

The Company’s Executive Committee generally may exercise the powers of the full Board of Directors between Board meetings.  During 2011, the Executive Committee held one meeting.

Compliance and Audit Committee

       The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,
•	the systems of internal accounting and financial controls,
•	compliance with legal and regulatory requirements and our policies,
•	the annual independent audits of our financial statements and internal control over financial reporting;
•	the independent auditor’s qualifications and independence,
•	the performance of our internal audit function and independent auditors, and
•	any other areas of potential financial risk to us as may be specified by the Board.

The Compliance and Audit Committee also is responsible for:

•	hiring, retaining and terminating our independent auditors and
•	monitoring our compliance program, loan review process, and senior officer expense reimbursement policies.

The Compliance and Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The current members of the Compliance and Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Listing Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Compliance and Audit Committee held ten meetings during fiscal 2011.

Organization and Compensation Committee

In accordance with its charter, the Organization and Compensation Committee is responsible for discharge of certain of the responsibilities of the Board of Directors relating to the compensation of our executive officers.  The Committee’s responsibilities include:

•	Reviewing from time to time the goals and objectives of our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
Overseeing the evaluation of our senior management, including our Chief Executive Officer and other executive officers, establishing the target level and actual compensation for our executive officers other than our Chief Executive Officer and recommending to the Board the target level and actual compensation for our Chief Executive Officer.  This includes, at the end of any incentive period for our annual incentive compensation program, (i) scoring individual and department or business unit performance for each executive officer other than our Chief Executive Officer (after reviewing the Chief Executive Officer’s recommendations) and (ii) recommending to the Board for its determination a score for the Chief Executive Officer’s individual performance and a score for the company-wide performance component of all executive officer incentive awards, including the Chief Executive Officer’s.  Based on the individual, department or business unit and company-wide performance scores determined by the Committee or the Board, as applicable, the Committee determines the specific award amounts for the executive officers other than the Chief Executive Officer and recommends to the Board for its determination the amount of the Chief Executive Officer’s award;

•	Periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	Administering our Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•
Approving individual plan awards for our executive officers other than the Chief Executive Officer (after considering the Chief Executive Officer’s recommendations for awards to our other executive officers) and recommending to the Board individual awards for our Chief Executive Officer;

•	Determining the amounts of our contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plans;

•
Conducting such reviews of our incentive and other compensation programs, providing such reports, certifications and disclosures and discharging any other obligations that the Committee may have as a result of our participation in any government program or as may be required by applicable rules or regulations; and

•	Reviewing and discussing with management and approving the Compensation Discussion and Analysis and issuing the Committee’s report which appear in this Proxy Statement.

The charter authorizes the Organization and Compensation Committee to select and retain a compensation consultant and other advisors to assist the Committee in carrying out its responsibilities.  Pursuant to this authority, the Organization and Compensation Committee has retained McLagan, an AON Hewitt Company (“McLagan”) a consulting firm with extensive experience advising financial institutions, as its consultant.  McLagan advises and assists the Committee with its review of executive compensation practices, including competitiveness of pay levels, design issues, market trends and technical considerations.  In its review conducted in the fourth quarter of 2010, McLagan developed a peer group, accepted by the Organization and Compensation Committee, for the purpose of executive pay and performance benchmarking.  During 2011, McLagan reviewed our historical pay-for-performance relationship and benchmarked our target and actual compensation levels relative to competitive market data.  McLagan also has provided the Committee and Company with guidance relating to the corporate governance requirements and compensation limitations to which the Company was subject as a result of participation in TARP until its repayment of TARP funds in March 2012, including, but not limited to, the required risk-related review of our compensation programs. McLagan has also assisted the Company with a broader salary grade review for positions below the executive officer level.  McLagan interacts with Company management on other matters that are part of the process for developing information and data required by the Committee. Additional information regarding McLagan’s review, including the companies comprising the most recently compiled peer group and other matters, and of the Committee’s risk-related review, is provided under “Executive Compensation—Compensation Discussion and Analysis” and contained in the “Organization and Compensation Committee Report and Narrative and Certification Pursuant to TARP.”

Pursuant to our Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to grant equity awards to individuals below the executive officer level who are being recruited from other employers or who are existing employees as a means of encouraging them to remain with the Company and/or rewarding them for exceptional performance.  See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive.”

The Organization and Compensation Committee meets at least four times per year, and more often as needed.  During 2011, the Organization and Compensation Committee met six times.  Meetings are held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and short-term variable incentive award targets, to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contribution to the non-qualified deferred compensation plan.  A meeting is also held mid-year to consider the appropriate amount of annual long-term equity incentive grants for recommendation to the Board of Directors for its approval.  At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provides a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.) and reviews other historical data relating to the compensation of our executive officers.  The Committee also meets to review our incentive compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks.  In setting the compensation of executive officers other than the Chief Executive Officer, the Organization and Compensation Committee considers the recommendations of the Chief Executive Officer.  For additional information, see “Executive Compensation—Compensation Discussion and Analysis.”

The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Organization and Compensation Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.

Enterprise Risk Committee

The Enterprise Risk Committee addresses the challenges and risks the Company faces.  The Enterprise Risk Committee is appointed by the Company’s Board of Directors for the purpose of assisting and advising management in connection with its efforts to manage the overall risk profile of the Company and its subsidiaries, including credit, compliance/legal, interest rate, liquidity, operational, financial and reputation/strategic risk.  Specific to credit risk, the Enterprise Risk Committee advises management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).  The primary role of the Enterprise Risk Committee is to do the following:

•	Provide advice and counsel to management specific to enterprise wide risks;

•	Provide the Board’s view to management on risk matters during the periods between Board meetings;

•
Ensure that the Company has in place an appropriate enterprise-wide process to identify, prioritize, measure and monitor credit, compliance/legal, interest rate, liquidity, financial, operational and reputation/strategic risk;

•	Review, approve and oversee the operation of the Company’s enterprise wide risk management framework, including processes, documentation, reporting and mitigation efforts, as relevant; and

•	Assist management in communicating proposed loan portfolio actions and approaches to the Board.

The Enterprise Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”   The Enterprise Risk Committee, which was formerly the Credit Risk Committee prior to December 2011, held five meetings during 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	Recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
Recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and by-laws relating to the nomination or appointment of directors, based on the following criteria: business and occupational experience, education, integrity and reputation, independence, conflicts of interest, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
Reviewing nominations submitted by stockholders that have been addressed to the Corporate Secretary and that comply with the requirements of our charter and by-laws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	Review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;

•	Annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	Considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	Periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	Conducting, at least annually, a performance assessment of the Board and report its findings to the Board;

•
Reviewing, at least annually, our Code of Business Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
Establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	Reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Business Conduct (described under “Certain Transactions”);

•	Reviewing the Company’s management succession plan;

•
Recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents,” and

•	Performing any other duties or responsibilities delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our by-laws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our by-laws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.  During 2011, the Nominating and Corporate Governance Committee met two times.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  All of our directors then serving on the Company’s Board attended last year’s annual meeting of stockholders.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions.  Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2011 to the following individuals, whom we refer to as our “named executive officers” or “senior executive officers:”

•	Mitchell Feiger, President and Chief Executive Officer (“CEO”) of the Company and President of the Bank;

•	Jill E. York, Vice President and Chief Financial Officer (“CFO”) of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Burton J. Field, Vice President of the Company and President of Lease Banking of the Bank;

•	Brian J. Wildman, Executive Vice President, Wealth Management and Commercial Services of the Bank; and

•	Susan G. Peterson, Executive Vice President and Chief Retail Banking Officer of the Bank.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Our 2011 Company Performance

2011 marked a continuation of the improvement in operating performance that began in 2010.  We focused on increasing our earnings, improving credit quality and executing a business plan to position ourselves for growth in 2012 and beyond.  We met or exceeded many of our goals.

Our performance was highlighted by:

•
Credit quality significantly improved and our capital levels remained strong.  We acted aggressively to improve credit quality and reduce risk resident in our assets, including selling sub-performing loans with a carrying value of $282 million, including $156 million in non-performing loans.  Although substandard assets remain elevated, our ratio of non-performing loans to total loans improved to 2.17% at December 31, 2011 compared to 5.48% at December 31, 2010.

•
Our pre-tax, pre-provision income to average assets remained strong and was best of local competitors.  We improved our balance sheet mix (mostly within the deposit and loan categories) and deposit pricing resulting in a strong and stable net interest margin.  Our net interest margin on a fully tax equivalent basis improved to 3.90% in 2011 from 3.83% in 2010, while our cost of funds improved to 70 basis points in 2011 compared to 99 basis points in 2010, each among the best of local competitors.  Core non-interest revenues were strong, increasing 7% over the prior year.

•
2011 net income improved 89% compared to 2010, driven by much lower credit costs.  Even though our loan sale increased our provision for credit losses by approximately $50 million, total provision for credit losses expense in 2011 was less than 50% of the amount recorded in 2010.

•
Although general business conditions contributed to loan growth below expectations, our Lease Banking group and our leasing subsidiary had outstanding performance.  Lease loans increased by 15% during 2011, while leasing fee income increased by 23% in 2011 compared to 2010.

•	Our stock price outperformed our comparable Chicago-based competitors in 2011 reflecting our improved earnings power and market position.

The following table summarizes our performance compared to our comparable Chicago-based competitors:

Pre-tax, pre-provision operating earnings* to average assets**	MBFI 2011	Competitor Median 2011^
	1.94%	1.65%
Net interest margin*	3.90%	3.51%
Cost of funds	0.70%	0.90%
Core operating expenses, net of fees to average assets**	1.46%	1.59%
Total stock price return	-1.05%	-18.97%
* Fully tax equivalent basis.
** For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see our Current Report on Form 8-K furnished to the Securities and Exchange Commission on February 29, 2012.
^ Competitors include Chicago MSA-headquartered bank holding companies with assets in the range of $1.9 billion and $16.0 billion and include First Midwest Bancorp, Inc., Old Second Bancorp, Inc., PrivateBancorp, Inc., Taylor Capital Group, Inc. and Wintrust Financial Corporation.

Our Participation in TARP

Throughout 2011 we continued to be a participant in the TARP Capital Purchase Program (referred to in this section as “TARP”). We repaid our TARP funds in full on March 14, 2012 by repurchasing all of the outstanding shares of preferred stock we issued to the U.S. Treasury under TARP.  TARP mandates certain restrictions and limitations on executive compensation.  While we ceased to be subject to these restrictions and limitations upon the repayment of our TARP funds, they were applicable to us during 2011.  The most significant of these mandates were:

•
A prohibition on paying or accruing bonus, incentive or retention compensation for our five most highly compensated employees, other than certain awards of long-term restricted stock and commission income;

•
A prohibition on making any payments to our senior executive officers and five most highly compensated employees who are not senior executive officers in connection with a change in control or for departure from the Company, other than compensation earned for services rendered or accrued benefits;

•
Subjecting bonus, incentive and retention payments made to our senior executive officers and the 20 most highly compensated employees who are not senior executive officers to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate and prohibiting the payment of tax gross-ups to any of these officers or employees;

•
A requirement that the Organization and Compensation Committee of our Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”) review our incentive and compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks; and to include a report with respect to such review and action as part of the Committee’s report following this Compensation Discussion and Analysis;

•
Submitting a “say-on-pay” proposal to a non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal was approved by our stockholders at our 2011 annual meeting.  Although we are no longer a TARP participant, a substantially similar proposal will be presented at the Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as described in this Proxy Statement under Proposal II.  Advisory (Non-Binding) Vote on Executive Compensation; and

•	Limiting our tax deductions for compensation of our senior executive officers.

In addition, Mr. Feiger, our CEO, and Ms. York, our CFO, submitted a certification with respect to our compliance with TARP requirements as part of our 2011 Form 10-K Annual Report filed with the SEC.

Our 2011 Annual Meeting of Stockholders – Compensation Related Items

At our 2011 annual meeting of stockholders, our stockholders overwhelmingly approved the amendment and restatement of our Omnibus Incentive Plan, including authorizing an additional 2.3 million shares of common stock for issuance under the Plan and our “say-on-pay” resolution approving the executive compensation disclosed in last year’s proxy statement.

Our 2011 Compensation Decisions

Our performance in 2011, our participation in TARP and other regulatory considerations, and the actions of our stockholders at the 2011 Annual Meeting were the impetus for the following actions:

•
We continued in 2011 the executive compensation program we put in place in 2009 upon our participation in TARP and which has been the subject of positive “say-on-pay” votes at each of our last two annual meetings;

•
Because we were a TARP-participant throughout 2011, we continued the TARP – motivated adjustments to the base compensation for Mr. Feiger and Ms. York in recognition of the limitations on the compensation we may grant and pay to them while we are a participant in TARP; and

•	We used salary stock with a minimum required holding period of two years as the primary vehicle for payment of the salary adjustments to Mr. Feiger and Ms. York.

•	Bonuses were earned by our bonus-eligible named executive officers in recognition of:

•	Stronger earnings that came in slightly below plan, credit quality improvement and achievement of certain strategic objectives resulting in Company-wide performance scoring of 80%; and

•	Strong business unit or department and individual performance in 2011.

•	As a result of our improved performance, the approval of the amended and restated Omnibus Incentive Plan by our stockholders and our pay for performance philosophy, we:

•	Increased to 85% of target, from 75% of target in 2010 and 2009, the overall amount of long-term incentive awards made during 2011; and

•
Continued to include a performance element both in the determination of the amount of the individual awards made and in the vesting provisions of the long-term incentive awards to our executive officers during 2011, requiring stock price appreciation of approximately 32% as a vesting condition along with TARP-required limitations.

•	In furtherance of good governance practices, we:

•	Maintained our more expansive clawback policy;

•
Adopted stock ownership guidelines for our executive officers as well as our non-employee directors in March 2011 to further reinforce alignment between our Board and management team and our long-term stockholders; and

•	Reinforced the importance of the stock ownership guidelines by extending the use of salary stock to other executive officers by paying the 2011 base salary increases in salary stock.

Effect of TARP Repayment on 2012 Compensation

Due to our improved performance and strong capital position in 2011, on March 14, 2012, we repurchased the $196 million of preferred stock we issued in connection with our participation in the TARP.  As a result:

•
We intend to reestablish the base salary and annual incentive (bonus) structure for all of our executive officers who were precluded from participation in the annual incentive (bonus) due to the TARP restrictions.

•
We intend to stop the TARP-motivated salary stock adjustments for Mr. Feiger and Ms. York and set base salary and annual incentive targets for them following a second quarter 2012 review by McLagan, our independent compensation consultant, of the total direct compensation of our executive officers against the compensation provided by our peer group.

•
In reestablishing the annual incentive plan, we plan to re-introduce the Company scorecard approach with performance metrics centered on revenue growth drivers such as core fee income, loans and low-cost deposits, bottom line measures such as net income and core return on assets, as well as overall credit quality.

•	We expect the return to our pre-TARP compensation structure to cause more than 50% of Mr. Feiger’s compensation to be performance based.

 Compensation Philosophy and Objectives

The Committee establishes, implements and monitors adherence to our compensation philosophy.  Our compensation program is designed to attract and retain high caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value.  Assisted by its compensation consultant, McLagan, the Committee engaged in a complete review of our compensation philosophy and program for compensating our executive officers and directors in 2008 and updated that review in 2010.  As a result, the Committee has adopted and continues to apply the following executive compensation program policy and underlying philosophy.  Specifically, our executive compensation program should:

•	Allow us to attract, retain and motivate talented individuals critical to our success;

•	Provide opportunities to coordinate pay with achievement of our annual and long-term performance goals;

•	Encourage achievement of strategic objectives, creation of stockholder value, and alignment of employee and stockholder interests;

•	Recognize and reward individual initiative and achievement;

•	Maintain an appropriate balance between base compensation and short-and long-term incentive opportunities; and

•	Properly align risk-taking and compensation.

Our executive compensation program combines base salary and target annual cash bonus to establish an executive’s level of total cash compensation.  Base salary is reviewed during the first quarter of each year.  Merit increases are recommended by the Committee for review and approval by the Board of Directors.  Market adjustments, if warranted, are also considered during this time period.  These adjustments help insure that we remain competitive for talent.

Bonus opportunities are established at levels intended to provide competitive total cash compensation at target, with the potential to earn total cash compensation below, at or above target.  Actual bonus awards are based on performance assessments.  Bonuses earned in excess of target amounts are generally paid in the form of restricted stock.

A long-term incentive component, consisting of stock-based awards with multi-year vesting schedules, is also a significant part of the overall compensation paid to our executive officers.  The long-term component and total cash compensation make up an executive’s total direct compensation.  Amounts of target long-term incentive awards are determined based on competitive levels and individual performance and provide the opportunity to realize increased levels of pay as greater levels of stockholder value are created.

We have not altered our compensation philosophy as a result of our participation in TARP. We have, as discussed below, modified the form of compensation to certain of our named executive officers and other employees to comply with TARP limitations and restrictions.  In some instances, however, compliance with TARP has resulted in compensation below the amounts that would otherwise have been paid to our named executive officers in accordance with our compensation philosophy.

Bi-annually, we have utilized an external, independent consultant retained by the Committee to conduct a review of our total direct compensation paid to our executive officers.  McLagan conducted the most recent review during the fourth quarter of 2010.  This review includes comparing (benchmarking) the levels of base salary, total cash compensation and total direct compensation which we provide to our executive officers against the levels provided by a peer group.  The CEO analysis was updated in July 2011.  The peer group used was recommended by McLagan and approved by the Committee and included the following financial institution holding companies:

Commerce Bancshares, Inc.	CVB Financial Corp.
Cullen/Frost Bankers, Inc.	First Financial Bancorp.
FirstMerit Corporation	First Midwest Bancorp, Inc.
F.N.B. Corp.	Fulton Financial Corp.
Park National Corporation	PrivateBancorp, Inc.
Prosperity Bancshares, Inc.	Signature Bank
Trustmark Corporation	UMB Financial Corporation
Umpqua Holdings Corp.	United Bancshares, Inc.
Valley National Bancorp	Whitney Holding Corporation
Wilmington Trust Corp.	Wintrust Financial Corp.

We believe these companies represent a good cross-section of financial institutions which, like us, operate in large metropolitan areas and are comparable to our asset size and loan portfolio composition.  These institutions ranged in asset size from $6.3 billion to $19.0 billion and maintained a concentration of commercial loans between 47% and 92% of total loans as of March 31, 2011, as compared to our assets of $10.1 billion and commercial concentration of 73% of total loans as of that date.  In addition, 15 of the 20 financial institutions are or were for some period TARP participants.

In keeping with our compensation philosophy, the Committee has adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“Target” refers to pay that would be provided for on-plan, budgeted performance levels and “Max” refers to pay that would be provided at outstanding performance levels relative to plan):

Base Salary	Total Cash Compensation (Salary and Bonus)		Total Direct Compensation (Salary, Bonus and Long-Term)
	Target	Max	Target	Max
50th percentile	50th percentile	75th - 90th percentile	50th - 60th percentile	75th - 90th percentile

As part of its review, McLagan advised the Committee that the 2011 total target compensation for Mr. Feiger and the other named executive officers was in line with the Company’s compensation philosophy and targeted competitive levels.

 Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including:  competitive pay levels relative to the peer group; the position’s level of authority, complexity and impact on the achievement of both short-term and long-term corporate goals and objectives; the expertise, experience and skill level of the individual under consideration; the degree to which the officer has achieved his or her management objectives for the previous year; his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility.  Although no quantifiable formula or weighting of the above-mentioned factors is used in the decision-making process, as noted above we generally seek to maintain an executive officer’s base salary level competitive with the 50th percentile of our peers (that is, within a range of 15% above or below the benchmark).

Due to our participation in TARP, the Committee initiated a review of the impact the TARP limitations on bonus and incentive compensation would have on the compensation of our senior executive officers and other most highly compensated employees.  The Committee determined that the compensation of our CEO, Mr. Feiger, and CFO, Ms. York, would be significantly and adversely impacted by the inability to earn bonus compensation or receive long-term incentive awards on the same basis as they have under our current and preferred compensation program.  Noting that other financial institutions had responded to these circumstances through temporary salary adjustments paid in large part in so-called “salary stock” and permitted long-term restricted stock awards, the Committee took similar action.

In December 2009, based on a Committee recommendation, the Board approved adjustments to the base salaries of Mr. Feiger and Ms. York which took effect January 1, 2010. The adjustments addressed the impact of TARP limitations on the compensation the Company could pay to Mr. Feiger and Ms. York, including a prohibition on the payment or accrual of bonuses (including equity based incentive compensation, other than long term restricted stock awards which comply with TARP rules) when such individuals would be among our five most highly compensated employees. The salary adjustments were established in amounts which would not increase the executive’s total target compensation beyond levels consistent with our compensation philosophy when compared to the total compensation at our peer group or at a subset of the larger members within the peer group.  The salary adjustments had the effect of shifting a portion of the executive’s total compensation to fixed from variable compensation consistent with TARP restrictions.  Additional compensation, if any, consistent with our compensation philosophy would be provided in the form of long-term restricted stock.

The salary adjustments initiated in 2010 increased Mr. Feiger’s base salary by $471,000 to $1.1 million and Ms. York’s base salary by $156,000 to $450,000. For each executive, 60% of the salary adjustment was paid in fully vested shares of MB Financial common stock (“salary stock”) issued under the Company’s Omnibus Incentive Plan and the remainder paid in cash to cover tax withholding on the salary adjustment.  The number of shares of salary stock issued to each executive was determined each pay period by dividing the amount of salary to be paid in stock by the reported closing market price for the Company’s common stock on the pay date for such pay period (or if not a trading day, on the immediately preceding trading day).

As a condition of receiving the salary adjustment, Mr. Feiger and Ms. York entered into agreements providing that he or she would not sell or otherwise transfer the shares of salary stock for two years, except in the event of disability or death. The salary adjustment amount will not be taken into account for purposes of determining the salary-based retirement benefit provided to Mr. Feiger under his employment agreement. The Board or Committee may, in its sole discretion and without the executive’s consent, suspend, modify or terminate this compensation structure at any time.

In February 2011, the Committee reviewed the base salaries of the named executive officers.  The Committee determined to not make any increase to the adjusted base salaries of Mr. Feiger or Ms. York from those in effect in 2010, although the Company's performance had improved during 2010.  No change was made to Mr. Field's base salary.  As was the case, in prior years, Mr. Field’s base salary was above the 50th percentile for comparable peer group executives, offset by a lower bonus and long-term incentive opportunity.  The actual amount of base salary paid to Mr. Field during 2010 as shown in the Summary Compensation Table reflects reductions related to unpaid vacation in accordance with his employment agreement.

The Committee did approve modest base salary increases for Mr. Wildman of $12,000 to $276,000 and for Ms. Peterson of $7,000 to $271,000. These increases were recommended by Mr. Feiger due to strong business unit and individual performance in 2010.  To further align the interests of executive officers to those of the stockholders, and to assist the progress of the executives toward the newly-adopted stock-ownership guidelines, the raises for these and other executive officers were paid entirely in salary stock.

 Short-Term Variable Incentive (Annual Bonus)

The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted at a specified percentage of base salary.  Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance.  Bonus amounts earned in excess of the target level are generally paid in the form of two-year restricted stock granted under our Omnibus Incentive Plan, with shares valued on the date the bonus is awarded.  This plan component has been used to further retention of high performing employees and to introduce a long term component to the program.  Target bonuses for 2011, as a percentage of base salary were:  Mr. Feiger – 65% and 50% for each of the other named executive officers, except 26% for Mr. Field; however, due to TARP restrictions, Mr. Feiger was not eligible to earn an annual bonus for 2011.  For Ms. York, base salary for this purpose does not include the amount of the base salary paid in salary stock.

At the beginning of 2011, the Company established a series of financial, operational and strategic goals on a Company-wide level as well as on a business unit or department level.  Individual performance goals are also established.  Following the close of the year, management provides the Committee with its determination of whether performance missed, met or exceeded a particular goal.  Management also provides the Committee with a recommended Company – wide and business unit or department scoring ranging from 0% to 200% and 0% to 150%, respectively.  For the individual performance assessment, Mr. Feiger provides the Committee with an evaluation of each executive officer and a recommended individual score ranging from 0% to 200%.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance.  The Committee considers management's assessments, Mr. Feiger's recommendations and its own assessment in determining the final performance scores.  All final bonus payments to executive officers are determined by the Committee, subject to the approval of the Board of Directors.

For each of the named executive officers eligible to earn a bonus, bonuses were calculated based on first combining Company-wide and business unit or department performance scores (with a 60% weighting assigned to Company-wide performance and a 40% weighting assigned to business unit performance) and multiplying the combined score by the target bonus and the individual performance scores.  For example, if an officer’s target bonus amount was $150,000, and Company-wide performance was scored at 90%, business unit or department performance was scored at 85% and his or her individual performance was scored at 95%, the officer would earn a bonus of $125,400 ($150,000 x ((60% x 90%) + (40% x 85%)) x 95%).  As noted above, the final bonus amount is determined by the Committee and may reflect an adjustment from the formula result.

The threshold, target and maximum amounts that could have been payable as annual bonuses for 2011 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”  The threshold amount assumes Company, business unit or department performance and individual performance scoring at the 0% level.  The target amount assumes scoring each of Company, business unit or department and individual performance at the 100% level.  The maximum amount assumes Company-wide performance and business unit or department at a maximum score of 200% and 150%, respectively, and individual performance scoring at the 200% level.  We do not believe that recognition and reward can be an “all or nothing” proposition.  The lower end of the range reflects the fact that we will not always achieve all of our performance objectives.  The higher end of the range was established assuming that in some years, Company-wide or business unit or department performance, as well as the contributions of individual officers to that performance, may be extraordinary and exceed our expectations.

Although Mr. Feiger was not eligible to receive bonus amounts due to the TARP limitations, the Committee still went through the formal steps of evaluating Mr. Feiger.  The Committee’s evaluation process is discussed below.

Company-Wide Performance Assessment – 2011.  The assessment of Company-wide performance for 2011 centered on an evaluation of the Company’s financial performance against plan as well as achievement of strategic objectives.

The assessment of Company-wide performance centered on three key metrics:

•	Earnings;

•	Credit quality; and

•	Business plan execution.

While net income improved by 89% in 2011 and net income excluding non-core items was generally in line with our plan, net income, including non-core items, was short of our goal.

We generally either met or exceeded our various goals relating to credit quality.  Our year end non-performing loans (NPLs) totaled $129 million compared to our goal to reduce NPLs to $259 million.  As noted earlier, a significant contributor to the substantial reduction in NPLs was our loan sale that occurred in the second quarter of 2011.  Our 2011 provision for credit losses of $121 million (which included about $50 million related to the loan sale) was slightly better than our goal of $123 million.

Our business plan execution goals centered around efforts to emerge from the current economic cycle stronger, more capable, and more profitable than at the beginning of the cycle, accelerate growth of our non-interest income/product profits, reduce balance sheet risk and improve balance sheet profitability, improve sales management, and control expenses.  We met or exceeded our goals in the areas of reducing balance sheet risk and improving balance sheet profitability, growth in non-interest revenue in the leasing and card areas and growth in our lease banking business.  We missed our targets for increased treasury management and wealth management revenue and commercial banking loan growth.

After considering management's and its own assessment performance for 2011, the Committee assigned a Company-wide score of 80%.  In reaching the determination, the Committee noted that while the marked improvement in the Company's overall financial condition and prospects during 2011 attributable to the actions taken with respect to credit quality and execution of the business plans may have warranted target scoring of 100%, an overall score below target was warranted in light of net income below plan.

Business Unit or Department Performance Assessment – 2011.  The assessment of business unit or department performance applies to each of our named executive officers except Mr. Feiger.

The performance of the finance department headed by Ms. York was strong in 2011 as it had been in 2010.  The area was critical to the Company’s ability to successfully manage our treasury functions and in closing the loan sale. The area also continued to successfully manage risk and total returns in our investment portfolio.  These efforts merited a department score of 110%.

As was the case in 2010, the Lease Banking department led by Mr. Field was able to continue to generate results substantially ahead of plan.  Equally as important, Lease Banking continued to experience minimal credit quality deterioration, notwithstanding the economic environment.  Lease Banking’s business unit score was 150%.

Wealth Management led by Mr. Wildman did not meet its goals for 2011, as new business revenue and investment management performance fell short of plan. Wealth Management’s business unit score was 80%.

The retail banking business unit headed by Ms. Peterson met or exceeded goals relating to low-cost deposit growth, new business banking relationships and credit card issuances, and debit card revenue.  The business unit also exceeded goals for indirect loan origination, partially offset by lower than expected residential mortgage loan originations and checking account growth.  The retail banking department earned a score of 110%.

Individual Performance Assessments – 2011.  In addition to Company-wide and business unit or department performance, the Committee also considers individual performance.  For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%.  As with the Company-wide and business unit or department performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on its subjective assessment of his contribution to the Company’s performance.

For Mr. Feiger, the Committee’s evaluation centered on Mr. Feiger’s leadership, oversight and ultimate responsibility for the Company’s financial performance and execution of its business plan and strategic initiatives. The Committee noted Mr. Feiger’s contributions to our talent management and development and the achievement of business plan and strategic objectives in the context of the continuing economic uncertainty.  However, the Committee also recognized that the Company fell short of its earnings goals which must factor into Mr. Feiger’s overall rating.  As a result, the Committee and Board assigned an 80% individual performance factor to Mr. Feiger.

For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring.  Ms. York was awarded an individual performance score of 130% reflecting the effort, leadership, contribution and value delivered to the Company as evidenced by the strong performance of her department in managing our treasury functions in this difficult economic environment and Ms. York’s contributions in managing and closing the loan sale.  Mr. Field was awarded an individual score of 125%, reflecting his leadership of the Lease Banking area and contributions to the area’s continued success.  Mr. Wildman was awarded an individual performance score of 90%, in recognizing his leadership of the wealth management business units and expanded duties relating to treasury management services.  Ms. Peterson received an individual performance score of 110%, reflecting her leadership of the retail banking business unit and the value of her contributions to that unit's success.

Final Bonus Amounts  – 2011

Although the Committee went through the formal steps of evaluating Mr. Feiger, no bonus amount was awarded to Mr. Feiger due to the TARP restrictions.  The Committee did, however, approve an award of TARP-compliant restricted stock to Mr. Feiger in February 2012 in the amount of $250,000, based upon its assessment of Mr. Feiger's performance, likely compensation levels at peer institutions, and the amount of total compensation Mr. Feiger would likely have been awarded for 2011 taking into account the adjusted base salary and long-term restricted stock paid or awarded during 2011.

For the other named executive officers, the combination of the Company-wide score (weighted 60%), business unit or department score (weighted 40%), individual performance, and target bonus percentage resulted in the award of bonus amounts set forth in the Non-Equity Incentive Plan Compensation column of Summary Compensation Table.  Ms. York’s final bonus amount also reflects consideration of the impact the TARP rules had on her compensation, including the salary stock paid to her during the year.

 Long-Term Incentive

Long-term incentives in the form of stock options and restricted stock are awarded to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interest of stockholders.  Awards are granted under our Omnibus Incentive Plan.  Grants generally are made annually late in the second quarter or early in the third quarter, based on recommendations of the Committee, on the date of approval by the Board of Directors.  This general time period was selected to bifurcate compensation awards allowing for more frequent compensatory recognition of performance and potential.  In addition, grants may be used at any time during the year to facilitate negotiations with individuals who are being recruited to work at the Company and have significant retention packages in place with other employers.  Any such recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer.  A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval.  Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level for recognition and retention purposes.  As with recruitment grants, these grants must be within prescribed limits and reported to the Committee at its next scheduled meeting after the grant.  We do not coordinate the timing of equity award grants with the release of material non-public information.

In keeping with our overall goal of maintaining an executive officer’s total compensation package (base salary, bonus opportunity and long-term incentive) at a level of the 50th to 60th percentile of our compensation peer group, we have the following target value of long-term incentives for the named executive officers at the following percentages of base salary:  130% for Mr. Feiger, 80% for Ms. York, 14% for Mr. Field, and 75% for Mr. Wildman, and 75% for Ms. Peterson.  In 2010 and 2009, we had reduced the target award value by 25% to 75% in recognition of the Company’s prior year financial performance, the continuing economic environment and to conserve the available shares under our Omnibus Incentive Plan. In 2011, we again reduced the target award value, but by 15% to 85%, in recognition of improved financial performance and condition and the approval by the stockholders at the 2011 Annual Meeting of additional shares for issuance under the Omnibus Incentive Plan.

As we have been doing in recent years, awards for our named executive officers in 2011 were primarily performance-vesting long-term restricted stock awards designed to meet the requirements of TARP limitations on incentive compensation, including the ceiling on the amount of the awards.  We used restricted stock or a mix of restricted stock and stock options for employees below the executive officer level.

The TARP limitations preclude the granting of stock options to our five most highly compensated employees, yet permit awards of long-term restricted stock.  To comply, awards must require a minimum service period of two years prior to vesting, the value of such awards cannot be more than one-third of the recipient’s total compensation for the year and vested shares, net of required tax withholding, may not be sold except to the extent we have redeemed our preferred stock which was purchased by the Treasury Department under TARP.

In July 2011, we made long-term restricted stock awards based on the foregoing principles.  In determining the amount of the awards for Mr. Feiger and Ms. York, we factored in their increased base salaries and salary stock as well as the Company’s performance during the first half of the year.  The amount of the awards made to the other named executive officers also reflected performance during the first half of the year.

The long-term restricted stock awards we made in July 2011 included two conditions for vesting:  first, a performance condition in the form of a stock price hurdle and second, a service condition that required the recipient to remain with us for at least three years.  Specifically, the stock price hurdle requires our stock price to reach and stay above $27.00 (approximately 132% of our stock price of $20.52 on the July 27, 2011 grant date) for ten consecutive trading days, provided that if this minimum price requirement is not been met by July 27, 2016, the restricted stock would be forfeited. The Committee established these vesting provisions in order to reinforce the alignment of our executive officers with the goal of long-term stockholder value creation and to reinforce the retention aspects of the long-term incentive awards.

In each case, the long-term restricted stock awards also include provisions necessary to ensure the awards comply with applicable TARP requirements for permitted long-term restricted stock awards.

The long-term restricted stock awards made to the named executive officers in July 2011 are set forth in the Grants of Plan-Based Awards table under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards” columns.  In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards column in the Summary Compensation Table.

 Retirement and Other Benefits

Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service.  Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before tax basis.  We make annual matching contributions to the plan in such amount as is determined by our Board of Directors and may also make profit sharing contributions.  For the 2011 plan year, all employee contributions are fully vested and employer matching contributions vest over two years.  Profit sharing contributions made by the Company vest over six years.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans:  the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices.  We may make discretionary contributions to the deferred compensation plans.

In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary.  As noted above, Mr. Feiger has agreed that his TARP salary adjustment will not be counted as base salary for purposes of this contribution.  For additional information, see “Non-qualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including, group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract.

 Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.  The incremental costs to us of providing these perquisites and other personal benefits for 2011 to the named executive officers for the fiscal year ended December 31, 2011 are included in the Summary Compensation Table under the “All Other Compensation” column.  Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

 Employment Agreements and Change in Control Severance Agreements

As we have previously noted, each of our named and other executive officers has entered into an agreement acknowledging and agreeing that each employment, change in control, long-term incentive award and other compensation arrangement the executive officer has with the Company is subject to the limitations and restrictions of TARP.  Prior to our repayment of our TARP funds on March 14, 2012, TARP prohibited us from paying certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.

We have entered into employment or change in control severance agreements with our named and other executive officers.  Messrs. Feiger and Field (through September 1, 2011) have been parties to an employment agreement with us (or our predecessors) since 1999.  We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace within our peer group and among financial institutions, generally in light of industry consolidations.  In addition, we believe these agreements are consistent with our goal of attracting and retaining talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company.  See “Employment and Other Agreements with Named Executive Officers.”

In the event of a change in control, our executive officers may become subject to the excise tax on golden parachute payments.  The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history.  To provide an equal level of benefit across individuals without regard to the effects of the excise tax, and keeping with historical competitive practice in the banking industry, each of the named executive officers is a party to a tax gross up agreement that provides generally, he or she generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax.  See “Employment and Other Agreements with Named Executive Officers-Tax Gross Up Agreements.”  The Company’s obligation to pay a tax gross-up payment will only arise if the compensation and benefits giving rise to the excise tax exceed the amount at which the excise tax is triggered by more than ten percent.  If the excise tax is triggered, but the amount is not greater than the threshold for a gross-up payment, then the compensation and benefits otherwise owed to the executive officer are reduced to a level below which the excise tax is triggered.  This approach avoids obligating the Company to pay a large gross-up payment in circumstances where the adverse impact of the excise tax is not significant.

The only employment and change in control agreements which may obligate us to pay an excise tax gross up have been in place since prior to 2009.  We do not intend to enter into any new agreements which could obligate us to pay an excise tax gross-up.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

 Protective Covenants Agreements

We have made and continue to make significant financial commitments and investments in our business units and people to support growth. To protect these investments, we have, since the first quarter of 2010, required officers (including Ms. York, Mr. Wildman and Ms. Peterson) to enter into Protective Covenants Agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit our customers or employees or disparage the Company, its officers, directors or employees.  Because our existing employment agreement with Messrs. Feiger and Field already contained these protections for the Company, as well as a non-competition covenant, neither executive was required to enter into a separate Protective Covenants Agreement in the first quarter of 2010.  Mr. Field entered into a Protective Covenants Agreement upon expiration of his employment agreement in September 2011.

 Other Tax Considerations and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards (including but not limited to restricted stock) must be subject to stockholder-approved performance criteria in order to so qualify.  In this regard, stockholders approved an amendment to our Omnibus Incentive Plan in 2007 to authorize the awarding of cash and stock-based performance awards that constitute qualified performance-based compensation exempt from the $1 million deductibility limit of Section 162(m).  As a result of our participation in TARP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its TARP investment in the Company.  As noted above, the U.S. Treasury’s investment in the Company ended when we repaid our TARP funds on March 14, 2012.

When our Board of Directors determined to participate in TARP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of TARP’s $500,000 deduction limitation.  As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

 Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself).  Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance.  Mr. Feiger is not involved with any aspect of determining his own compensation.

Compensation Clawback Policy

We have implemented the TARP-required repayment (clawback) policy covering incentive compensation payments made to our twenty-five most highly compensated employees, including our executive officers.  Under that policy, these employees were obligated to forfeit and repay incentive compensation based on financial statements or metrics that are subsequently found to be materially inaccurate.

In March 2011, we expanded the clawback policy to apply to all officers who receive bonus, stock-based or other compensation deemed to be incentive compensation.  The expanded policy is intended to apply to the fullest extent required by TARP, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any related rules and regulations issued from time to time.  In general, as is the case with the TARP-required rules, incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate will be subject to forfeiture or repayment.

 Stock Ownership Guidelines

In March 2011, the Committee and Board adopted stock ownership guidelines applicable to our executive officers, including our named executive officers, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term stockholders.

Under the guidelines, our CEO, Mr. Feiger, is required to own shares having a value of at least five times his base salary; Ms. York and Mr. Field,  three times their respective base salaries and Mr. Wildman, Ms. Peterson and our other executive officers, two times their respective base salaries.  Each non-employee director is required to own shares having a value of at least $150,000, which is approximately four times our current annual cash retainer (exclusive of retainers related to serving as board or committee chair and per meeting fees).  The applicable ownership level must be attained by the later of (a) March 2016, or (b) the fifth anniversary of the date of the appointment as an executive officer or a non-employee director.

The executive officer’s salary and the resulting dollar value of his or her ownership requirement is fixed as of the date the guidelines were adopted or, if later, when the officer first becomes subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the executive officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).

The ownership requirement is based on actual ownership, which includes share held directly, through trusts or through our 401(k) plan or non-qualified deferred compensation plan.  Unvested share-based awards and all stock options or stock appreciation rights are not considered owned for this purpose.

The Committee and Board will review compliance with the guidelines annually. If a director or executive officer fails to comply with the guidelines, the Committee and Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or board retainers in stock.

As of March 28, 2012, Mr. Feiger, Ms. York, Mr. Field and Ms. Peterson met their stock ownership requirements, and Mr. Wildman is expected to meet his stock ownership requirement by the March 2016 compliance date.  Each of our directors has also met the stock ownership requirement, except for our newest director, Ms. Togher, who joined the Board in August 2011.

Summary Compensation Table
(2011)

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2011, 2010 and 2009:

				Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation		Total Compensation
Name and Principal Positon	Year	Salary ($)		($) (1)	($) (2)	($)	($) (3)	($)	($)		($)

Mitchell Feiger	2011	$ 1,100,000	(4)	$ -	$ 374,631	$ -	$ -	$ -	$ 285,873	(5)	$ 1,760,504
President and Chief Executive	2010	$ 1,092,754		$ -	$ -	$ -	$ -	$ -	$ 264,141		$ 1,356,895
Officer of the Company and	2009	$ 629,000		$ -	$ 443,447	$ -	$ 35,136	$ -	$ 224,451		$ 1,332,034
President of the Bank

Jill E. York	2011	$ 450,000	(6)	$ -	$ 247,987	$ -	$ 136,000	$ -	$ 80,653	(7)	$ 914,640
Vice President and Chief	2010	$ 447,600		$ -	$ 209,225	$ -	$ -	$ -	$ 64,006		$ 720,831
Financial Officer of the Company	2009	$ 294,000		$ -	$ 219,858	$ -	$ 92,978	$ -	$ 73,764		$ 680,600
and Executive Vice President
and Chief Financial Officer of the Bank

Burton J. Field	2011	$ 427,067	(8)	$ -	$ 50,807	$ -	$ 150,000	$ -	$ 78,926	(9)	$ 706,800
Vice President of the Company	2010	$ 424,672		$ -	$ 239,346	$ -	$ -	$ -	$ 57,898		$ 721,916
and President of Lease Banking	2009	$ 432,225		$ -	$ 98,840	$ -	$ 76,714	$ -	$ 72,902		$ 680,681
of the Bank

Brian J. Wildman	2011	$ 273,692	(10)	$ -	$ 193,523	$ -	$ 100,000	$ -	$ 47,589	(11)	$ 614,804
Executive Vice President,	2010	$ 260,154		$ -	$ 178,201	$ -	$ 128,700	$ -	$ 41,874		$ 608,929
Wealth Management and Commercial	2009	$ 244,000		$ -	$ 148,807	$ -	$ 85,583	$ -	$ 34,902		$ 513,292
Services of the Bank

Susan G. Peterson	2011	$ 269,654	(13)	$ -	$ 155,480	$ -	$ 137,126	$ -	$ 47,135	(14)	$ 609,395
Executive Vice President
and Chief Retail Banking Officer
of the Bank (12)

(1)	Bonus amounts for 2011, 2010 and 2009 for the named executive officers are reported under the “Non-Equity Incentive Plan Compensation” column and footnote (4) to that column.
(2)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012.  The terms of each restricted stock award include certain restrictions that may be applicable to the award recipient to the extent necessary to ensure that the award complies with the limitations on compensation to which the Company is currently subject as a result of its participation in TARP.  These restrictions, to the extent applicable, could result in a reduction in the number of shares comprising the award and/or affect the vesting of the award and transferability of the shares.

(3)
Represents cash incentive bonus awards earned for 2011, 2010 and 2009.  The cash incentive bonus for Ms. York and Mr. Field include $100,000 and $150,000 paid in December 2011.  These amounts were paid in anticipation of these individuals becoming again subject to the TARP prohibition on receiving bonus payments.  The remaining amount of $36,000 for Ms. York was paid to her following the Company’s repayment of its TARP funds on March 14, 2012.

(4)
Includes $282,598 of salary paid in the form of 15,691 shares of Common Stock (“Salary Stock”).  The Salary Stock was paid bi-weekly as part of the adjustment of Mr. Feiger’s salary in response to the TARP limitation. The shares of Salary Stock were fully vested on issuance. Mr. Feiger has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Mr. Feiger’s employment terminates due to death or disability.

(5)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $214,070, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Feiger of $15,966 and club dues paid on behalf of Mr. Feiger of $31,613.

(6)
Includes $93,649 of salary paid in the form of 5,200 shares of Salary Stock.  The Salary Stock was paid bi-weekly as part of the adjustment of Ms. York’s salary in response to the TARP limitation. The shares of Salary Stock were fully vested on issuance. Ms. York has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Ms. York’s employment terminates due to death or disability.

(7)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $36,321 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Ms. York of $14,663 and club dues paid on behalf of Ms. York of $9,598.

(8)	Excludes $45,433 in salary forgone by Mr. Field during 2011 reflecting reduced pay while working from his second home.
(9)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $36,807, supplemental health insurance premiums paid on Mr. Field’s behalf of $9,388 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Field of $9,244 and club dues paid on behalf of Mr. Field of $3,416.

(10)
Includes $9,684 of salary paid in the form of 547 shares of Salary Stock.  The Salary Stock was paid bi-weekly. The shares of Salary Stock were fully vested on issuance. Mr. Wildman has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Mr. Wildman’s employment terminates due to death or disability.

(11)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $14,348, 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Wildman of $13,170.

(12)	No compensation information is provided for Ms. Peterson for 2010 and 2009 because she was not a named executive officer for such years.
(13)
Includes $5,669 of salary paid in the form of 320 shares of Salary Stock.  The Salary Stock was paid bi-weekly.  The shares of Salary Stock were fully vested on issuance. Ms. Peterson has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Ms. Peterson’s employment terminates due to death or disability.

(14)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $14,080 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Ms. Peterson of $12,984.

Mr. Feiger has an employment agreement with the Company.  Each of Mmes. York and Peterson and Messrs. Field and Wildman has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2011)

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other: Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
													Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (3)
Name	Grant Date		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)		Maximum (#)

Mitchell Feiger	7/27/2011		$ -	$ -	$ -	-	22,541	(2)	-	-		-	-	$ 374,631
	Various	(4)	-	-	-	-	-		-	15,691	(4)	-	-	282,598
Total			$ -	$ -	$ -	-	22,541		-	15,691		-	-	$ 657,229

Jill E. York	2/22/2011		$ -	$ 155,000	$ 558,000	-			-	-		-	-	$ -
	7/27/2011		-	-	-	-	14,921	(2)	-	-		-	-	247,987
	Various	(4)	-	-	-	-	-		-	5,200	(4)	-	-	93,649
Total			$ -	$ 155,000	$ 558,000	-	14,921		-	5,200		-	-	$ 341,636

Burton J. Field	2/22/2011		$ -	$ 111,000	$ 399,600	-	-		-	-		-	-	$ -
	7/27/2011		-	-	-	-	3,057	(2)	-	-		-	-	50,807
Total			$ -	$ 111,000	$ 399,600	-	-		-	-		-	-	$ 50,807

Brian J. Wildman	2/22/2011		$ -	$ 138,000	$ 496,800	-	-		-	-		-	-	$ -
	7/27/2011		-	-	-	-	11,644	(2)	-	-		-	-	193,523
	Various	(4)	-	-	-	-	-		-	547	(4)	-	-	9,684
Total			$ -	$ 138,000	$ 496,800	-	11,644		-	547		-	-	$ 203,207

Susan G. Peterson	2/22/2011		$ -	$ 135,500	$ 487,800	-	-		-	-		-	-	$ -
	7/27/2011		-	-	-	-	9,355	(2)	-	-		-	-	155,480
	Various	(4)	-	-	-	-	-		-	320	(4)	-	-	5,669
Total			$ -	$ 135,500	$ 487,800	-	9,355		-	320		-	-	$ 161,149

(1)
For Ms. York, Mr. Field, Mr. Wildman and Ms. Peterson, represents threshold, target and maximum amount potentially payable under 2011 annual incentive awards.  No amounts are shown for Mr. Feiger, because he was not eligible to receive an annual incentive award for 2011 due to the application of TARP limits on incentive compensation.  The actual amounts earned for 2011 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
Represents a restricted stock award under our Omnibus Incentive Plan that is scheduled to vest 100% on July 27, 2014, subject to continued employment and meeting a certain performance component. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012.

(4)
Represents shares of Salary Stock paid throughout 2011.  The number of shares issued each pay period to Mr. Feiger had a value on the date of issuance of $10,869, resulting in individual grants ranging from 506 to 758 shares at a per share grant date values of $14.34 to $21.48.  For Ms. York, the amount per pay period was $3,600, the number of shares issued ranged from 168 to 251, based on per share grant date values of $14.34 to $21.48.  For Mr. Wildman, the amount per pay period was $461, the number of shares issued ranged from 22 to 32, based on per share grant date values of $14.34 to $21.23.  For Ms. Peterson, the amount per pay period was $270, the number of shares issued ranged from 13 to 19, based on per share grant date values of $14.34 to $21.23.  The Salary Stock was fully vested upon issuance and by agreement must be held by the recipient until the earlier of the second anniversary of the date of issuance and the termination of the recipient’s employment with the Company due to death or disability.

Outstanding Equity Awards at Fiscal Year-End
(2011)

The following table sets forth information with respect to all stock options and unvested restricted stock awards held at December 31, 2011 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mitchell Feiger	75,000	-	-	$ 21.21	7/18/2012	-		$ -	-		$ -
	75,300	-	-	$ 26.89	7/23/2013	-		$ -	-		$ -
	38,441	-	-	$ 37.06	8/24/2014	-		$ -	-		$ -
	39,210	-	-	$ 42.70	7/20/2015	-		$ -	-		$ -
	33,522	-	-	$ 35.77	7/26/2016	-		$ -	-		$ -
	24,451	-	-	$ 40.00	7/26/2016	-		$ -	-		$ -
	41,714	-	-	$ 32.89	7/25/2017	-		$ -	-		$ -
	34,091	-	-	$ 40.00	7/25/2017	-		$ -	-		$ -
	-	54,108	-	$ 29.00	6/25/2018	-		$ -	-		$ -
	-	66,275	-	$ 24.65	6/25/2018	-		$ -	-		$ -
	-	-	-	$ -	-	40,444	(3)	$ 691,592	-		$ -
	-	-	-	$ -	-	-		$ -	22,541	(5)	$ 385,451
Total	361,729	120,383	-			40,444		$ 691,592	22,541		$ 385,451

Jill E. York	12,900	-	-	$ 21.21	7/18/2012	-		$ -	-		$ -
	11,700	-	-	$ 26.89	7/23/2013	-		$ -	-		$ -
	7,029	-	-	$ 37.06	8/24/2014	-		$ -	-		$ -
	13,688	-	-	$ 42.70	7/20/2015	-		$ -	-		$ -
	12,037	-	-	$ 35.77	7/26/2016	-		$ -	-		$ -
	8,780	-	-	$ 40.00	7/26/2016	-		$ -	-		$ -
	14,309	-	-	$ 32.89	7/25/2017	-		$ -	-		$ -
	11,695	-	-	$ 40.00	7/25/2017	-		$ -	-		$ -
	-	26,344	-	$ 29.00	6/25/2018	-		$ -	-		$ -
	-	32,268	-	$ 24.65	6/25/2018	-		$ -	-		$ -
	-	-	-	$ -	-	21,151	(3)	$ 361,682	-		$ -
	-	-	-	$ -	-	-		$ -	16,219	(4)	$ 277,345
	-	-	-	$ -	-	-		$ -	14,921	(5)	$ 255,149
Total	92,138	58,612	-			21,151		$ 361,682	31,140		$ 532,494

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Burton J. Field	8,400	-	-	$ 21.21	7/18/2012	-		$ -	-		$ -
	6,900	-	-	$ 26.89	7/23/2013	-		$ -	-		$ -
	4,039	-	-	$ 37.06	8/24/2014	-		$ -	-		$ -
	4,196	-	-	$ 42.70	7/20/2015	-		$ -	-		$ -
	2,463	-	-	$ 35.77	7/26/2016	-		$ -	-		$ -
	1,797	-	-	$ 40.00	7/26/2016	-		$ -	-		$ -
	2,900	-	-	$ 32.89	7/25/2017	-		$ -	-		$ -
	2,370	-	-	$ 40.00	7/25/2017	-		$ -	-		$ -
	-	5,556	-	$ 29.00	6/25/2018	-		$ -	-		$ -
	-	6,805	-	$ 24.65	6/25/2018	-		$ -	-		$ -
	-	-	-	$ -	-	5,576	(3)	$ 95,350	-		$ -
	-	-	-	$ -	-	-		$ -	3,823	(4)	$ 65,373
	-	-	-	$ -	-	11,862	(6)	$ 202,840	-		$ -
	-	-	-	$ -	-	-		$ -	3,057	(5)	$ 52,275
Total	33,065	12,361	-			17,438		$ 298,190	6,880		$ 117,648

Brian J. Wildman	3,300	-	-	$ 36.05	7/18/2014	-		$ -	-		$ -
	2,886	-	-	$ 42.70	7/20/2015	-		$ -	-		$ -
	4,606	-	-	$ 35.77	7/26/2016	-		$ -	-		$ -
	5,199	-	-	$ 32.89	7/25/2017	-		$ -	-		$ -
	4,249	-	-	$ 40.00	7/25/2017	-		$ -	-		$ -
	-	9,839	-	$ 29.00	6/25/2018	-		$ -	-		$ -
	-	12,051	-	$ 24.65	6/25/2018	-		$ -	-		$ -
	-	-	-	$ -	-	18,103	(3)	$ 309,561	-		$ -
	-	-	-	$ -	-	-		$ -	13,814	(4)	$ 236,219
	-	-	-	$ -	-	-		$ -	11,644	(5)	$ 199,112
Total	20,240	21,890	-			18,103		$ 309,561	25,458		$ 435,331

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Susan G. Peterson	1,550	-	-	$ 28.46	1/31/2012	-		$ -	-		$ -
	1,550	-	-	$ 26.88	1/24/2013	-		$ -	-		$ -
	3,101	-	-	$ 32.60	1/27/2014	-		$ -	-		$ -
	5,942	-	-	$ 32.89	7/25/2017	-		$ -	-		$ -
	4,856	-	-	$ 40.00	7/25/2017	-		$ -	-		$ -
	-	13,118	-	$ 29.00	6/25/2018	-		$ -	-		$ -
	-	16,068	-	$ 24.65	6/25/2018	-		$ -	-		$ -
	-	-	-	$ -	-	16,457	(3)	$ 281,415	-		$ -
	-	-	-	$ -	-	-		$ -	9,209	(4)	$ 157,474
	-	-	-	$ -	-	-		$ -	9,355	(5)	$ 159,971
Total	16,999	29,186	-			16,457		$ 281,415	18,564		$ 317,445

(1)	Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date.
(2)	Reflects the value as calculated based on the closing price of our Common Stock on December 31, 2011 of $17.10.
(3)	Performance based restricted stock award for which the performance condition has been met and which is scheduled to vest on July 22, 2012 (third anniversary of grant date).
(4)	Performance based restricted stock award scheduled to vest on July 28, 2013 (third anniversary of grant date) assuming the performance conditions are met.
(5)	Performance based restricted stock award scheduled to vest on July 27, 2014 (third anniversary of grant date) assuming the performance conditions are met.
(6)	Restricted stock award scheduled to vest on December 8, 2012 (second anniversary of grant date).

Option Exercises and Stock Vested
(2011)

The following table sets forth information about stock options exercised and shares of restricted stock vested during the year ended December 31, 2011 for each named executive officer:

	Option Awards		Stock Awards and Salary Stock
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)

Mitchell Feiger	25,500	$ 75,990	28,916	(3)	$ 521,695	(3)
Jill E. York	5,919	$ 24,090	11,213	(4)	$ 202,844	(4)
Burton J. Field	9,375	$ 6,656	3,561		$ 61,871
Brian J. Wildman	-	$ -	1,883	(5)	$ 35,055	(5)
Susan G. Peterson	-	$ -	2,102	(6)	$ 39,509	(6)

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award and salary stock, based on the market value of the shares on the vesting date.
(3)	Includes 15,691 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $282,598 in cash.
(4)	Includes 5,200 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $93,649 in cash.
(5)	Includes 547 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $9,684 in cash.
(6)	Includes 320 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $5,669 in cash.

Non-Qualified Deferred Compensation
(2011)

The following table sets forth information about non-qualified deferred compensation payable to each named executive officer:

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)

Mitchell Feiger	$ 44,000	$ 214,070	$ (51,678)	$ -	$ 1,627,577
Jill E. York	$ 19,079	$ 36,321	$ (2,323)	$ -	$ 166,222
Burton J. Field	$ 13,144	$ 36,807	$ 14,273	$ -	$ 1,181,619
Brian J. Wildman	$ 6,435	$ 14,348	$ (2,531)	$ -	$ 41,498
Susan G. Peterson	$ 39,321	$ 14,080	$ (5,273)	$ -	$ 136,591

(1)	All amounts are reported as compensation for 2011 in the Summary Compensation Table under the “Salary” column.
(2)
Amount represents contributions accrued by the Company for 2011 and paid into the non-qualified deferred compensation plan in 2012.  All of the amounts shown are reported as compensation for 2011 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $1,434,249; Ms. York - $203,330; Mr. Field - $880,121; Mr. Wildman - $36,623; and Ms. Peterson - $87,868.

Certain of our officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

Our participation in TARP significantly restricted or prohibited the compensation, severance and change in control benefits to which our named and other executive officers may otherwise have been entitled under the agreements described below.  Each executive officer entered into an agreement acknowledging and consenting to such limitations and restrictions, which ceased to be applicable upon the repayment of our TARP funds on March 14, 2012.

Employment Agreement with Mr. Feiger.  In December 2007, we entered into an employment agreement with Mr. Feiger, the Company’s President and Chief Executive Officer, which replaced his prior employment agreement with the Company from March 2003.  We entered into an amended and restated employment agreement with Mr. Feiger in December 2008 at the time of our participation in TARP.

Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $600,000 and an annual target bonus opportunity of not less than 60% of his base salary.

The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the “Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement (starting December 31, 2007), provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  The salary adjustment (increase) instituted for him beginning in 2010 in response to TARP limitations on compensation is not base salary for purposes of this 20% contribution. In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions that would be made through the year he would reach age 60.

The employment agreement provides that Mr. Feiger is to be considered for annual awards of stock options and/or other stock-based awards under the Company’s Omnibus Incentive Plan, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided, that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus (currently 65% of his base salary), instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Employment Agreement with Burton J. Field.  In 2008, the Bank entered into an employment agreement with Mr. Field which, among other things, replaced a prior employment agreement which had been in place since 1999, had a three year term expiring on September 1, 2011, permitted Mr. Field to take unpaid vacation time, and provided that upon retirement, he and his spouse (upon her attainment of age 65 or the then current Medicare eligibility age) will for the remainder of their lives be provided with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $25,000 (to be reduced to $12,500 upon the death of Mr. Field or his spouse) (the “Continued Health Benefits”).  Upon expiration of the employment agreement on September 1, 2011, the Bank entered into a letter agreement with Mr. Field confirming the continued applicability of the provisions of the employment agreement relating to vacations and the Continued Health Benefits.  In addition, Mr. Fields entered into a Protective Covenants Agreement to replace the restrictive covenants in his expired employment agreement.

Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its named executive officers (other than Mr. Feiger).  The form of the Change in Control Agreement with these executive officers was most recently updated in December 2008.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation. The definition of the term “change in control” contained in their change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of this change in control severance agreements for Ms. York, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.  The definition of “change in control” in Mr. Field’s, Ms. Peterson’s and Mr. Wildman’s change in control severance agreement is identical to the definition of that term in Mr. Feiger’s employment agreement.

The change in control severance agreements entered into in December 2008 also contain provisions intended to cause payment of any benefits under the agreement to comply with tax code section 409A (including when applicable a delay of six months in the payment of the severance benefits) and any applicable executive compensation limitations under TARP.

Tax Gross Up Agreements.  Prior to 2008, the Company had entered into tax gross up agreements with each of its executive officers.  The form of the tax gross up agreement was most recently updated in December 2008.  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount.  See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

Potential Payments Upon Termination of Employment or Change in Control

As discussed under “Compensation Discussion and Analysis,” we were subject to TARP compensation limits during 2011, and we ceased to be subject to these limits on March 14, 2012 upon our repurchase of the preferred stock we issued to the U.S. Treasury Department pursuant to TARP.  Among other things, these limits prohibited us from paying certain amounts or benefits deemed to be “golden parachute payments” to any of the named executive officers or any of our next five most highly compensated employees.  TARP regulations define the term “golden parachute payment” to mean any payment for the departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  TARP compensation limits also generally prohibited us from providing tax “gross-ups” to any of the named executive officers or any of the next 20 most highly compensated employees.

TARP compensation limits reduce substantially the amounts and benefits the named executive officers would otherwise have been entitled to receive as of December 31, 2011 had their employment been terminated or had a change in control event occurred on that date. The first table below reflects the amounts and benefits the named executive officers would have received had their employment been terminated or had a change in control event occurred on December 31, 2011, giving effect to TARP compensation limits.  The second table below shows what these amounts and benefits would have been, had TARP compensation limits not been in effect as of December 31, 2011.  Each table excludes (i) amounts accrued through December 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under our 401(k) profit sharing plan, (iii) vested account balances under our nonqualified deferred compensation plans, as described under “Nonqualified Deferred Compensation,” and (iv) already vested equity awards.

Termination and Change in Control Scenarios – TARP Limits Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause	For Cause	Involuntary in Connection With or After a Change of Control	Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ 287,900	(1)
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	691,592	691,592
Post Employment Healthcare Benefits (3)	235,167	235,167	-	235,167	-	156,778	235,167
Total Benefits to be Received	$ 235,167	$ 235,167	$ -	$ 235,167	$ -	$ 848,370	$ 1,214,659

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	361,682	361,682
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 361,682	$ 361,682

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	298,190	298,190
Post Employment Healthcare Benefits (3)	146,646	146,646	-	146,646	-	73,323	146,646
Total Benefits to be Received	$ 146,646	$ 146,646	$ -	$ 146,646	$ -	$ 371,513	$ 444,836

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	309,561	309,561
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 309,561	$ 309,561

Susan G. Peterson
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	-	-	-	-	-	281,415	281,415
Post Employment Healthcare Benefits (3)	-	-	-	-	-	-	-
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 281,415	$ 281,415

(1)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(2)
The terms of outstanding stock option and restricted stock awards (other than those with performance vesting conditions) provide that all unvested awards will vest in full in the event employment is terminated due to death or disability.  Restricted stock awards that contain a performance condition do not automatically vest on death or disability unless the performance condition has been satisfied. Instead, such awards remain outstanding and will vest if the performance condition is subsequently satisfied prior to expiration of the award.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2011 ($17.10) and the option exercise price.  The value of restricted stock is based on the $17.10 year-end stock price.

(3)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums (or, in the case of Mr. Field, a maximum annual premium of $25,000) and a discount rate of 1.88% (10-year U.S. Treasury yield as of December 31, 2011).

Termination and Change in Control Scenarios – Assuming TARP Limits Not Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ 3,751,104	(1)	$ -	$ 5,607,522	(2)	$ 851,144	$ -	$ 287,900	(3)
Acceleration of Long-Term Incentives (4)	-	691,592		-	691,592		691,592	691,592	691,592
Post Employment Healthcare Benefits (5)	235,167	235,167		-	235,167		-	156,778	235,167
Total Benefits to be Received	$ 235,167	$ 4,677,863		$ -	$ 6,534,281		$ 1,542,736	$ 848,370	$ 1,214,659

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 992,978	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	361,682		-	361,682		361,682	361,682	361,682
Post Employment Healthcare Benefits (5)	-	-		-	30,015		-	-	-
Total Benefits to be Received	$ -	$ 361,682		$ -	$ 1,384,675		$ 361,682	$ 361,682	$ 361,682

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 930,848	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	298,190	298,190		-	298,190		298,190	298,190	298,190
Post Employment Healthcare Benefits (5)	146,646	146,646		-	146,646		-	73,323	146,646
Total Benefits to be Received	$ 444,836	$ 444,836		$ -	$ 1,375,684		$ 298,190	$ 371,513	$ 444,836

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 766,283	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	309,561		-	309,561		309,561	309,561	309,561
Post Employment Healthcare Benefits (5)	-	-		-	32,474		-	-	-
Total Benefits to be Received	$ -	$ 309,561		$ -	$ 1,108,318		$ 309,561	$ 309,561	$ 309,561

Susan G. Peterson
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 751,135	(2)	$ -	$ -	$ -
Acceleration of Long-Term Incentives (4)	-	281,415		-	281,415		281,415	281,415	281,415
Post Employment Healthcare Benefits (5)	-	-		-	21,410		-	-	-
Total Benefits to be Received	$ -	$ 281,415		$ -	$ 1,053,960		$ 281,415	$ 281,415	$ 281,415

(1)
Represents 36 monthly compensation continuation (severance) payments of $104,197 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue for only 18 months and would total $1,875,546.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company.  For Mr. Feiger, the amount includes a tax gross up payment of $1,456,378.  Also includes, for Mr. Feiger, the lump sum amount equal to the present value of accelerated deferred compensation contributions which are payable upon a change in control under Mr. Feiger’s Employment Agreement (see “Employment and Other Agreements with Named Executive Officers – Employment Agreement with Mr. Feiger”).

(3)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(4)
The terms of outstanding stock option and restricted stock awards (except those restricted stock awards granted in 2009, 2010 and 2011) provide that all unvested awards will vest in full in the event employment is terminated due to death or disability or involuntarily terminated without cause, as well as upon a change in control event regardless of the officer’s employment status.  The 2009, 2010 and 2011 restricted stock awards fully vest on a change in control if the awards are not continued on the same economic basis by the post-transaction entity.  For purposes of this presentation, it is assumed that the 2010 and 2011 awards have not met their stock price hurdle and the 2010 and 2011 restricted stock awards are continued by the post-transaction entity.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2011 ($17.10) and the option exercise price.  If the stock price hurdle was not met and the restricted stock (valued at the $17.10 year-end stock price) was paid out in cash at the time of the change in control, the tax gross up limits would be reached for Ms. York, Mr. Wildman and Ms. Peterson.   In that instance, the full value of the awards and the tax gross up payments would result in increases in the amounts above of $449,892, $1,070,359, $117,648, $885,318 and $709,873 for Mr. Feiger, Ms. York, Mr. Field, Mr. Wildman and Ms. Peterson, respectively.

(5)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums (or, in the case of Mr. Field, a maximum annual premium of $25,000) and a discount rate of 1.88%.

Organization and Compensation Committee Report and
Narrative and Certification Pursuant to TARP

Organization and Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Narrative and Certification Pursuant to TARP

The Committee has reviewed and discussed with our senior risk officers certain risk-related aspects of the compensation plans in which our senior executive officers participate, as well as those employee compensation plans in which our senior executive officers do not participate.  These reviews were undertaken in a manner reasonably believed by the Committee to be in accordance with the rules that governed our participation in TARP and also with respect to the July 2010 Interagency Guidance on Sound Incentive Compensation Policies issued by the bank regulatory agencies.  Following is a narrative description of such reviews:

The Committee met with our senior risk officers twice during 2011 and in early 2012 to review and discuss risks and other matters associated with our plans.  For purposes of these meetings, our senior risk officers provided the Committee with detailed information gathered by them with respect to our plans.  This information included a matrix identifying the potential risks that could arise under those plans, key elements mitigating those risks and an assessment of whether the plans encouraged unnecessary and excessive risk taking, earnings manipulation or behavior focused on short-term results rather than long term value creation.

In conducting its review and analysis, our senior risk officers identified our senior executive officer (“SEO”) plans and the incentive compensation plans we have in place for our employees.  The SEO plans are the short-term incentive variable (bonus) plan and long-term incentive plans (the Omnibus Incentive Plan) described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

The remainder of our employees participate in one or more incentive plans applicable to their business unit, entity or department and signing, referral and spot bonus programs.  For example, we maintain plans specific to officers and employees in our commercial loan, wealth management, retail banking, leasing and other business units and in our finance and administrative departments.  These incentive plans are intended to reward performance specific to the goals of that unit or department.  The plans are primarily short-term, with annual or more frequent recognition of performance.  Officers and employees participating in these plans may also receive long-term incentive awards under our Omnibus Incentive Plan.

The Committee reviewed and discussed the information and analysis presented.  The analysis indicated the presence of the following factors which could reasonably be considered to mitigate against excessive or unnecessary risk taking or manipulation of earnings for compensation and to avoid a short-term focus:

•	Our incentive plans are reasonably designed to not incentivize risk-taking in excess of the risks inherent in the Company’s business.

•
Our use of fixed and variable components and short- and long-term oriented incentives within total compensation produces a balance which helps mitigate the risks that may be associated with highly leveraged situations where the employee is dependent upon incentives.  The use of equity-based compensation is another element that should foster a long-term focus.

•	We have the combination of culture, internal controls, systems and processes, and management, Committee and Board oversight reasonably necessary for identifying, managing and mitigating risks.

•
When determined as part of our on-going review process to be appropriate, we take reasonable steps to incorporate risk-mitigation and enhancement of the impact of long-term performance on our incentive programs.

       In its evaluation of the short-term variable incentive plan, the senior risk officers and the Committee noted the foregoing factors and the plan’s focus on Company-wide and business unit or department goals and initiatives, all of which are based on the Board-approved budget and strategic plan.  Basing the incentive opportunity on these performance factors was viewed as encouraging our SEOs to take actions and risks in line with the risks inherent in our Company’s business and strategy and not risks that are unnecessary or excessive.  In addition, the cap on the annual bonus which may be earned, together with payment of above target amounts in restricted stock vesting over a period of years, was considered to mitigate against the incentive to take excessive risk or engage in earnings manipulation.

With respect to long-term incentives, the senior risk officers and the Committee determined that use of restricted stock and stock option awards vesting over a period of years, strikes an appropriate balance between incentive and retention by encouraging our SEOs to execute our strategic initiatives to maintain and build the value of our Company over time.

With respect to the business unit department-specific incentive plans, the senior risk officers and the Committee noted that these plans are designed with the intention of rewarding behaviors which are supportive of and consistent with the risk embedded in our strategic plans and are not tied directly to reported earnings.  These plans are generally capped, generally represent a small percentage of the employee’s overall compensation and should not encourage excessive or unnecessary risks or manipulation of earnings to enhance compensation.

The senior risk officers and the Committee also considered the extent to which rewards paid under a plan were subject to adjustment or reduction should future events, such as credit losses relating to loans and other transactions on which the incentive compensation was based, significantly exceed expected levels.  Because credit quality is factored into bonus payouts for all employees, including SEOs, in the commercial business unit, and a meaningful portion of compensation for all senior officers is in the form of long-term restricted stock, the senior risk officers and the Committee believe that adequate mitigants to this risk are in place for these employees. The Company has implemented in certain areas, such as commercial lending and leasing, provisions for the deferred payments of certain forms of incentive compensation to better align the actual amount of compensation paid with the financial results achieved relative to risk.  These actions were not taken out of concern that excessive or unnecessary risk-taking had or may occur under the existing program, but instead to further guard against an incentive for such risk-taking and to enhance focus on the long term.

Based upon the foregoing, the Committee certifies that:

(1)
The Committee has reviewed with the Company’s senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)
The Committee has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
The Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom
Renee Togher (effective October 26, 2011)

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries.  None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.

DIRECTOR COMPENSATION

For 2011, the fees paid to our directors for meeting attendance were as follows (all increases noted were approved in July 2011):

•	a fee for each regular Board meeting attended of $3,000;

•	a fee for each special Board meeting attended of $3,000, increased from $1,500;

•	a fee for each committee meeting attended of $1,000; and

•	a fee for each Executive Loan Committee meeting attended of $1,000.

For 2011, the annual retainers paid were as follows (all increases noted were approved in July 2011):

•	Board members (other than the Chairman), $36,000, increased from $26,000;

•	the Chairman of the Board, $55,000, increased from $50,000;

•	the Compliance and Audit Committee chairperson, $10,000;

•	the Organization and Compensation Committee chairperson, $10,000; and

•	the Nominating and Corporate Governance Committee chairperson, and the Enterprise Risk Committee chairperson, each increased to $10,000 from $5,000.

All fees earned by our Company directors for 2011 could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

In March 2011, the Board of Directors adopted stock ownership guidelines applicable to the Company’s non-employee directors and the Company’s executive officers to further reinforce the alignment of the financial interests of these individuals with those of our long-term stockholders.   See “Compensation Discussion and Analysis—Stock Ownership Guidelines.” As of March 28, 2012, each of our directors has met the stock ownership requirement, except for our newest director, Ms. Togher, who joined the Board in August 2011.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2011.  During 2011, Mr. Feiger did not receive any compensation for service on our Board of Directors while employed by the Company.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David P. Bolger	$ -	$ 26,550	$ 61,950	$ -	$ -	$ -	$ 88,500
Robert S. Engelman, Jr. (1)	68,000	-	-	-	-	-	68,000
Charles J. Gries	107,000	-	-	-	-	-	107,000
James N. Hallene	69,225	-	37,275	-	-	-	106,500
Thomas H. Harvey	89,000	-	-	-	-	-	89,000
Richard J. Holmstrom	24,900	-	58,100	-	-	-	83,000
Karen J. May	58,875	-	19,625	-	-	-	78,500
Ronald D. Santo	120,500	-	-	-	-	-	120,500
Renee Togher (2)	26,000	-	-	-	-	-	26,000

(1)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium, and lifetime coverage under a Medicare Supplemental Insurance Plan.  See “Certain Transactions.”

(2)	Ms. Togher was appointed to the Board in August 2011.
(3)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Gries - $107,000 in stock deferred compensation plan; Ms. May - $58,875 in stock deferred compensation plan; and Ms. Togher - $26,000 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $21,500 for his service as a director of the Bank.

(4)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of restricted stock in 2011 for director fees in lieu of cash to Mr. Bolger for 1,493 shares.

(5)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012.  The option grants reflected in the table include grants in 2011 for director fees in lieu of cash to Messrs. Bolger, Hallene, and Holmstrom and Ms. May for 9,094, 5,465, 8,534 and 2,911 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2011, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 44,782 shares; Mr. Gries – 2,550 shares; Mr. Hallene – 40,653 shares; Mr. Holmstrom – 52,453 shares; Ms. May – 16,356 shares; and Mr. Santo – 64,944.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans outstanding to our executive officers and directors, including companies in which they have management or ownership control were approximately $1.6 million at December 31, 2011.

The largest relationship to a single director or executive officer at December 31, 2011 totaled $1.2 million.  The longest maturity date on a loan to a director or executive officer was 30 years.  Interest rates on director or executive officer loans ranged from 3.88% to 15.90%.

James Field, the son of the Company’s Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2011 totaled $562,206.

Company Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium.  Mr. Engelman’s son, Christopher Engelman, is a director of wealth management for the Bank and a managing director of Cedar Hill Associates, LLC, an asset management firm in which the Bank purchased an 80% interest in April 2008.  Compensation (including salary and bonus) paid to Christopher Engelman for 2011 totaled $279,046.  During 2011, Christopher Engelman was also awarded 661 shares of restricted stock and options to purchase 1,770 shares of common stock and participated in the 401(k) profit sharing plan and deferred compensation plan for which he received contributions of $22,165.

Company Director Ronald D. Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse and coverage under a Medicare Supplemental Insurance Plan pursuant to the employment agreement he had with the Bank provided that the annual costs to the Bank are not to exceed $25,000.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As a TARP participant, we were required to include in our proxy statements for our annual meetings of stockholders held in 2009, 2010 and 2011 a non-binding stockholder vote to approve the compensation of our executives, as disclosed in the proxy statement pursuant to the compensation rules of the SEC.  Because we repaid our TARP funds on March 14, 2012, we are now required, like most other publicly held companies, to include a substantially similar non-binding vote in our proxy statement pursuant to the Dodd-Frank Act and the SEC’s implementing rules.

The proposal to vote on executive compensation, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.  The proposal will be presented at the Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The objective of our executive compensation philosophy and resulting programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value using a market competitive, pay-for-performance approach.  Our philosophy and programs for 2011 were substantially unchanged from our 2010 executive compensation, which our stockholders approved with 95% of the votes cast, on the say-on-pay vote at last year’s annual Meeting of stockholders.

Our Board of Directors believes that our executive compensation in 2011 continued to achieve these objectives, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III.  ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, we are required this year to include in this Proxy Statement and present at the Meeting a non-binding stockholder vote on whether an advisory vote on executive compensation should be held every one year, every two years or every three years.

The Organization and Compensation Committee and the Board of Directors recognize the importance of receiving regular input from stockholders on important issues such as executive compensation.  The Organization and Compensation Committee and the Board also believe that a well structured compensation program should include features that drive the creation of stockholder value over the long term, as well as the short term. While acknowledging that some stockholders may believe that the effectiveness of a compensation program that focuses on long-term as well as short-term interests of the Company and its stockholders cannot be evaluated on an annual basis, the Organization and Compensation Committee and the Board of Directors believe that they should receive advisory input annually from the Company’s stockholders.  Our stockholders have been provided with the opportunity to cast an advisory vote on executive compensation since 2009, and the Organization and Compensation Committee and the Board value the opinions expressed by stockholders in these votes.

This advisory vote on the frequency of advisory votes on executive compensation is not binding, but the Board may take the results of this vote into account when considering the frequency of holding future advisory votes on executive compensation.

The Board of Directors recommends that stockholders vote for a frequency of future advisory votes on executive compensation of “ONE YEAR” (meaning every year).

PROPOSAL IV.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.  Although stockholder ratification of the appointment of McGladrey & Pullen, LLP is not required by our by-laws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the Meeting as a matter of good corporate practice.  If the stockholders do not ratify the appointment of McGladrey & Pullen LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the appointment of McGladrey & Pullen LLP is ratified by the stockholders at the Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

McGladrey & Pullen, LLP served as our independent registered public accounting firm for the year ended December 31, 2011.  Representatives of McGladrey & Pullen, LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Set forth below is information regarding fees for the various services provided to the Company by McGladrey & Pullen, LLP during 2011 and 2010.

Audit Fees

2011.  McGladrey & Pullen, LLP billed us $676,110 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, for the review of registration statements on Forms S-3 and S-8, and for reviews of certain Forms 8-K.

2010.  McGladrey & Pullen, LLP billed us $680,908 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and for reviews of certain Forms 8-K.

Audit-Related Fees

2011.  McGladrey & Pullen, LLP billed us $35,000 for professional services rendered by it for the December 31, 2010 audit of our 401(k) profit sharing plan.

2010.  McGladrey & Pullen, LLP billed us $35,000 for professional services rendered by it for the December 31, 2009 audit of our 401(k) profit sharing plan.

Tax Fees

2011 and 2010.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2011 or 2010.

All Other Fees

2011 and 2010.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2011 or 2010.

Pre-Approval Policy

The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services materially exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2010 and 2011 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

REPORT OF THE COMPLIANCE AND AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Compliance and Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011, with management and with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for 2011.  The Compliance and Audit Committee also has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey & Pullen, LLP’s communications with the Compliance and Audit Committee concerning independence as currently in effect, and discussed with McGladrey & Pullen, LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom
Renee Togher

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2011 all reports were timely filed except for the Form 4 filed on December 29, 2011 for Mr. Santo (which reported one late transaction that occurred in 2009 and one late transaction that occurred in 2010) and the Form 4 filed on April 19, 2011 for Mr. Kallembach (which reported one late transaction that occurred in 2011).

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 26, 2012.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and by-laws and Maryland law.

Our by-laws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our by-laws must be received by the Company's Secretary not earlier than the close of business on February 13, 2013 and not later than the close of business on March 15, 2013.  If, however, the date of the next annual meeting is before May 24, 2013 or after August 12, 2013, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2011 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 25, 2012

MB FINANCIAL, INC. 6111 N. RIVER RD. ROSEMONT, IL 60018 ATTN: DORIA L. KOROS
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45152-P24306	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.
Vote on Directors
The Board of Directors recommends you vote FOR each
of the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. David P. Bolger	☐	☐	☐

	1b. Robert S. Engelman, Jr.	☐	☐	☐		The Board of Directors recommends you vote	1 Year	2 Years	3 Years	Abstain
1 year on the following proposal:
	1c. Thomas H. Harvey	☐	☐	☐	3.	Advisory (non-binding) vote on whether an advisory	☐	☐	☐	☐
vote on executive compensation should be held every
	1d. Ronald D. Santo	☐	☐	☐		one year, every two years or every three years.

	1e. Renee Togher	☐	☐	☐		The Board of Directors recommends you vote FOR the		For	Against	Abstain
following proposal:
					4.	Ratification of the appointment of McGladrey & Pullen, LLP
Vote on Proposals						as the Company's independent registered public accounting		☐	☐	☐
firm for the year ending December 31, 2012.
The Board of Directors recommends you vote FOR the
following proposal:		For	Against	Abstain	In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment
2.	Advisory (non-binding) vote on executive	☐	☐	☐	or postponement thereof.
compensation.
NOTE: The undersigned acknowledges receipt from the
Comany, prior to the execution of this proxy, of Notice
of the Meeting, a Proxy Statement and the Company's
		Yes	No			Annual Report on Form 10-K for the fiscal year ended
Please indicate if you plan to attend this meeting.		☐	☐			December 31, 2011.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [ PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M45153-P24306

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - JUNE 13, 2012

The undersigned hereby appoints Mitchell Feiger, James N. Hallene and Charles J. Gries, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Wednesday, June 13, 2012, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR A FREQUENCY OF ONE YEAR (MEANING EVERY YEAR) ON WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION SHOULD BE HELD EVERY ONE YEAR, EVERY TWO YEARS OR EVERY THREE YEARS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY THE INTERNET OR PHONE.

Continued and to be signed on reverse side